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                                                                    EXHIBIT 11.1

                        SPLASH TECHNOLOGY HOLDINGS, INC.
                     COMPUTATION OF EARNINGS PER SHARE  (1)
                    (in thousands, except per share amounts)
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                                                                                         EIGHT MONTHS
                                                                                             ENDED
                                                                                      SEPTEMBER 30, 1996
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
Weighted average common shares
  outstanding for the period...............................                             7,008,750

Common equivalent shares pursuant
  to Staff Accounting Bulletin No. 83 (2)..................

     Common equivalent shares deemed
       outstanding from options and warrants to acquire
       common stock deemed converted
       using Modified Treasury Stock Method................        833,114

     Common equivalent shares outstanding
       from conversion of preferred stock..................      1,741,127              2,574,241
                                                                 ---------           ------------

Shares used in per share calculation                                                    9,582,991
                                                                                     ============
Net loss                                                                             $     (8,196)
Cumulative dividends on preferred stock                                                      (730)
                                                                                     ------------
Adjusted net loss                                                                    $     (8,926)
                                                                                     ============
Net loss per share                                                                   $      (0.93)
                                                                                     ============
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(1)  This exhibit presents the primary and fully diluted computations of net loss per share. There is no significant difference in the per-share amounts when applying either method.

(2) The number of common equivalent shares which were issued during the twelve months immediately preceeding the Company's initial public offering date pursuant to the grant of stock options (using the treasury stock method and proposed offering price) and the issuance of warrants and other common stock equivalents have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.